Exhibit 10.18

SECOND AMENDMENT TO INDUSTRIAL LEASE AGREEMENT

THIS SECOND AMENDMENT TO INDUSTRIAL LEASE AGREEMENT (this “Second Amendment”) is made and entered into as of March 1, 2018, by and between INDUSTRIAL NORTH AMERICAN PROPERTIES XI, LLC, a Delaware limited liability company (“Landlord”), and VIEW, INC., a Delaware corporation (“Tenant”), formerly known as Soladigm, Inc.

RECITALS:

A. Pursuant to that certain Industrial Lease Agreement with a “Lease Date” of July 30, 2010 (the “Original Lease”), by and between Landlord and Tenant, as amended by that certain First Amendment to Industrial Lease Agreement with an “Amendment Date” of September 10, 2015 (the “First Amendment”), by and between Landlord and Tenant (the Original Lease, as amended by the First Amendment, is referred to herein as the “Lease”), Landlord currently leases to Tenant certain “Premises” (as more particularly described in the Lease) containing an aggregate of 563,504 square feet of space, comprised of (i) the “Original Premises” containing approximately 296,204 square feet of space, located at 12384 Kirk Road, Suite 100, Olive Branch, Mississippi, within “Building F” (the “Building”) of “Crossroads Distribution Center”, and (ii) the “Expansion Space” containing approximately 267,300 square feet of space, located adjacent to the Original Premises within the Building. All initial capitalized terms used herein but not herein defined shall have the meaning ascribed to such terms under the Lease.

B. Landlord and Tenant now desire to enter into this Second Amendment to provide, among other things, for (i) the expansion of the Premises leased to include the “Additional Space” (as hereinafter defined), and (ii) the extension of the Lease Term as to the Original Premises and the Expansion Space (the Original Premises and the Expansion Space are collectively referred to in this Second Amendment as the “Existing Space”) so as to expire co-terminously with the lease of the Additional Space, all as more particularly provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Notwithstanding anything to the contrary contained in the Lease:

(a) (i) As used herein, the “Additional Space” shall mean that certain space containing approximately 236,804 square feet, located within the Building adjacent to the Expansion Space, approximately as depicted on Exhibit A to the First Amendment as the “Offer Space”. Effective as of March 1, 2018 (the “Additional Space Commencement Date”), the Additional Space shall be added to the “Premises” leased pursuant to the Lease for a Lease Term commencing upon the Additional Space Commencement Date and expiring upon March 31, 2028. The parties hereby agree that the Additional Space shall be deemed to contain 236,804 square feet for all purposes of the Lease (as hereby amended), so that the combined Existing Space plus Expansion Space plus Additional Space shall be deemed to contain an aggregate of 800,308 square feet for all purposes of the Lease (as hereby amended). The lease of the Additional Space pursuant hereto shall be subject to all terms and conditions of the Lease from time to time applicable to the Existing Space, subject to the following:

(ii) The parties hereby agree that Landlord has delivered possession of the Additional Space to Tenant on the Additional Space Commencement Date, and Tenant has accepted delivery from Landlord of the Additional Space on the Additional Space Commencement Date, in its then existing “as is” condition and Landlord shall have no obligation to improve or alter the Additional Space for Tenant’s benefit or to provide any allowance to Tenant for costs of improvement of the Additional Space, except, however, that Landlord shall make available to Tenant an allowance (the “Expansion Allowance”), in the amount of up to $118,402.00, to reimburse Tenant for costs (the “Expansion Work Costs”) incurred by Tenant in the construction of certain permanently affixed alterations and improvements to the Additional Space and/or portions of the Existing Space following the date hereof and prior to March 1, 2019 (the “Expansion Work”), which Expansion Work shall be performed in accordance with all provisions of the Lease (as hereby amended) governing the making of Tenant’s Changes to the Premises by Tenant (including, without limitation, the requirement that Landlord’s prior written consent thereto be obtained). The Expansion Allowance shall be funded by Landlord to Tenant periodically following the date hereof (but not more frequently than monthly), so long as Tenant is not then in default under the Lease (as hereby amended), within thirty (30) days following Tenant’s submission to Landlord of (1) invoices evidencing Expansion Work Costs at least in the amount requested, (2) a contractor’s certificate as to the Expansion Work for which payment is so requested evidencing the completion thereof together with a governmentally signed-off permit card (or equivalent governmental sign off) as to any Expansion Work requiring governmental permitting evidencing governmental acceptance of completion thereof, and (3) lien releases from the contractors and materialmen with respect to the applicable Expansion Work evidencing lien-free completion thereof. Tenant shall have no further rights to any Expansion Allowance amounts remaining undisbursed and for which a proper request for disbursement has not been submitted to Landlord by March 1, 2019, whether for use in reimbursement of Expansion Work, other improvements or alterations to the Premises, as an offset against rent or otherwise.

(iii) The Base Rent payable pursuant to Section 4 of the Original Lease allocable to the Additional Space, which shall be payable in addition to and in the same manner as the Base Rent allocable to the remainder of the Premises, shall be as follows:

Period of the Lease Term	Monthly Base Rent Allocable to Additional Space
March 1, 2018-February 28, 2019	$71,041.20 per month
March 1, 2019-February 29, 2020	$72,817.23 per month
March 1, 2020-February 28, 2021	$74,673.66 per month
March 1, 2021-February 28, 2022	$76,503.60 per month
March 1, 2022-February 28, 2023	$78,416.19 per month
March 1, 2023-February 29, 2024	$80,376.59 per month
March 1, 2024-February 28, 2025	$82,386.01 per month
March 1, 2025-February 28, 2026	$84,445.66 per month
March 1, 2026-February 28, 2027	$86,556.80 per month
March 1, 2027-February 29, 2028	$88,720.72 per month
March 1, 2028-March 31, 2028	$90,938.74 per month

(iv) During the Lease Term as to the Additional Space, Tenant shall pay Additional Rent in accordance with the Lease (as hereby amended) allocable to the Additional Space, in addition to and in the same manner as Additional Rent is paid with respect to the remainder of the Premises.

(b) (i) The Lease Term as to Tenant’s lease of the Existing Space is hereby extended so as to expire co-terminously with the Lease Term as to the Additional Space at the end of the day on March 31, 2028. Tenant has no further right or option to extend or renew the Lease Term as to the Existing Space beyond March 31, 2028. The provisions of the Lease (as hereby amended) applicable to the Existing Space shall continue in effect during the extension of the Lease Term as to the Existing Space pursuant hereto, except as expressly otherwise provided in this Second Amendment.

(ii) Tenant shall continue to pay monthly Base Rent allocable to the Existing Space pursuant to Section 4 of the Original Lease as amended by Section 3 of the First Amendment, during the period through and including March 31, 2026. The monthly Base Rent payable pursuant to Section 4 of the Original Lease as amended by Section 3 of the First Amendment, allocable to the Existing Space during the period from April 1, 2026 through and including the expiration of the Lease Term (as hereby extended) as to the Existing Space on March 31, 2028, shall be as follows:

Period of the Lease Term	Monthly Base Rent Allocable to Existing Space
April 1, 2026-March 31, 2027	$180,836.90 per month
April 1, 2027-March 31, 2028	$184,815.31 per month

(iii) In addition to the Monthly Base Rent allocable to the Existing Space as specified above, during the Lease Term as to the Existing Space (as extended pursuant hereto), Tenant shall continue to pay Additional Rent allocable to the Existing Space in accordance with the Lease.

(iv) Because Tenant’s lease of the Additional Space together with the Existing Space constitutes the lease of the entirety of the Building, the provisions of Section 2 of Exhibit C to the Original Lease (captioned “Right of First Offer to Lease”) shall be of no further force or effect.

(v) Unless and until further modified by written notice from Landlord to Tenant, Landlord’s address for receipt of notices under the Lease (as hereby amended) shall be:

Industrial North American Properties XI, LLC

c/o Heitman Capital Management, LLC

191 N. Wacker Drive, Suite 2500

Chicago, IL 60606

Attn: Property Management

2. Landlord and Tenant each represent and warrant that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment or the lease of the Expansion Space pursuant hereto, and that it knows of no other real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with this Second Amendment or the lease of the Expansion Space pursuant hereto. In the event of any claim for broker’s or finder’s fees or commissions in connection with this Second Amendment or the lease of the Expansion Space pursuant hereto, (i) Landlord shall indemnify, hold harmless and defend Tenant from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and other litigation expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Landlord, and (ii) Tenant shall indemnify, hold harmless and defend Landlord from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and other litigation expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Tenant.

3. Tenant represents to Landlord that, as of the date hereof, to the knowledge of Tenant, Landlord is not in default of the Lease.

4. Except as specifically amended by this Second Amendment, the Lease shall continue in full force and effect. In the event of any conflict between the provisions of the Lease and the provisions of this Second Amendment, the provisions of this Second Amendment shall prevail.

5. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but any number of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Second Amendment as of the date first written above.

LANDLORD:			TENANT:

INDUSTRIAL NORTH AMERICAN PROPERTIES XI,			VIEW, INC.,
LLC, a Delaware limited liability company			a Delaware corporation

By:	NALI PORTFOLIO, LLC		By:	/s/ Robert K Grier
	a Delaware limited liability company,		Robert K Grier SVP.ops
	its sole member		(Print Name and Title)

	By:	/s/ John Bonino
John Bonino, Vice President

3